Exhibit 10.1

ADDENDUM NO. 1 TO SECURITIES PURCHASE AGREEMENT

THIS ADDENDUM NO. 1 (this “Addendum”), dated as of February 18, 2026, to that certain Securities Purchase Agreement (the “Notes SPA”), dated as of June 26, 2025, is entered into by and between Jeffs’ Brands Ltd. a company incorporated under the law of the State of Israel (the “Company”), and L.I.A. Pure Capital Ltd, a company incorporated under the laws of the State of Israel (the “Buyer”).

Capital terms used but not otherwise defined herein shall have the meanings set forth in the Notes SPA.

WHEREAS, the Company and Buyer have entered into the Notes SPA pursuant to which the Company may issue sell, from time to time, convertible promissory notes (the “Notes”), in the aggregate principal amount of up to $100,000,000 (the “Subscription Amount”); and

WHEREAS, the parties desire to amend certain terms, as hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

1.	In consideration for the Buyer’s investment under the Notes SPA, and subject to the approval of the Board of Directors, the Buyer shall be entitled to receive a warrant (the “Warrant”) to purchase such number of Ordinary Shares, representing a warrant coverage of seventy-five percent (75%) of the maximum number of Ordinary Shares issuable upon the conversion of the Notes issued to the Buyer during three month period beginning December 1, 2025 and ending on February 28, 2026 (up to an aggregate principal amount of $2,500,000), calculated based on the Fixed Price, with an exercise price equal to 120% of the closing price of the Ordinary Shares on the Nasdaq Capital Market on the last trading day immediately prior to the date of issuance of the Warrant. The Ordinary Shares issuable upon exercise of the Warrant shall be included in the resale Registration Statement to be filed by the Company with the SEC covering the Ordinary Shares issuable under the Additional Notes issued in the December Quarter.

2.	As of February 18, 2026, the Fixed Price under any Additional Notes issued under the Notes SPA, before taking into consideration any applicable discounts or commissions, shall be the closing price of the Ordinary Shares on the trading day immediately preceding the date of issuance and the Floor Price shall be 20% of such Fixed Price.

3.	As of February 18, 2026, The Fixed Price and Floor Price of the Additional Note issued by the Company on December 9, 2025 in the principal amount of $500,000 shall be adjusted to $4.61 and $0.922, respectively.

4.	Notwithstanding Section 1(c) and Section 6(b) of the Notes SPA, the Buyer’s obligation to pay the Purchase Price for any Additional Notes issued on or following the date hereof shall be conditioned upon, and shall become due and payable upon, the Company’s filing of a resale Registration Statement with the SEC covering the resale of the Conversion Shares issuable pursuant to such Additional Note.

5.	Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect.

6.	This Addendum may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each party and delivered (by facsimile, e-mail, or otherwise) to the other party.

7.	The parties hereto agree to cooperate fully in taking all such further actions and executing all such further documents, instruments and agreements as any of such parties may reasonably request in order to carry out the intent of this Addendum.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as of the date first above written.

Company:

JEFFS’ BRANDS LTD

By:	/s/ Ronen Zalayet
Name: Ronen Zalayet
Title: Chief Financial Officer

Buyer:

L.I.A. PURE CAPITAL LTD.

By:	/s Kfir Silberman
Name: Kfir Silberman
Title: CEO

[Signature Page/ 1st Addendum to Notes SPA]